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                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*



                                EQUITY ONE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    294752100
                         -----------------------------
                                 (CUSIP Number)

                                 January 7, 1999
              -----------------------------------------------------
              Date of Event Which Requires Filing of this Statement


Check the following box to designate the rule pursuant to which this Schedule is filed:

_  Rule 13d-1(b)
_  Rule 13d-1(c)
_  Rule 13d-1(d)
x  Rule 13d-2


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   294752100             13G            Page    2    of    9    Pages
         ---------------                              -------    -------


    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Resources Holdings (Magen 1993) Ltd.

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [ ]

                                                               (b) [X]
    3       SEC USE ONLY

    4       CITIZENSHIP OR PLACE OF ORGANIZATION


            Israel

      NUMBER OF             5      SOLE VOTING POWER
        SHARES
     BENEFICIALLY
       OWNED BY                        -0-
         EACH
      REPORTING
        PERSON
         WITH               6      SHARED VOTING POWER


                                       -0-
                            7      SOLE DISPOSITIVE POWER


                                       -0-
                            8      SHARED DISPOSITIVE POWER

                                       -0-

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


            -0-

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


            -0-


12      TYPE OF REPORTING PERSON*


        CO

CUSIP No.   294752100             13G            Page    3    of    9    Pages
         ---------------                              -------    -------



    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            Danbar Resources and Development Ltd.
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) [ ]

                                                               (b) [X]
    3       SEC USE ONLY
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Israel

      NUMBER OF             5      SOLE VOTING POWER
        SHARES
     BENEFICIALLY                     -0-
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH               6      SHARED VOTING POWER

                                   293,430
                            7      SOLE DISPOSITIVE POWER

                                       -0-
                            8      SHARED DISPOSITIVE POWER

                                   293,430

 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         293,430

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         2.79%


12       TYPE OF REPORTING PERSON*

         CO

CUSIP No.   294752100             13G            Page    4    of    9    Pages
         ---------------                              -------    -------



                                  SCHEDULE 13G
                     (Resources Holdings (Magen 1993) Ltd.)


Item 1(a).      Name of Issuer:
                --------------

                Equity One, Inc.


Item 1(b).      Address of Issuer's Principal Executive Offices:
                -----------------------------------------------

                1600 N.E. Miami Gardens Drive, Ste. 200, N. Miami Beach, FL

Item 2(a).      Name of Person Filing:
                ---------------------

                Resources Holdings (Magen 1993) Ltd.

Item 2(b).      Address of Principal Business Office or, if None, Residence:
                -----------------------------------------------------------

                66 Hahistadrut Ave., Haifa, Israel

Item 2(c).      Citizenship:
                -----------

                Israel

Item 2(d).      Title of Class of Securities:
                ----------------------------

                Common Stock

Item 2(e).      CUSIP Number:  294752100
                ------------

Item 3.         If  this  statement  is  filed  pursuant  to Rules  13d-1(b), or
                ----------------------------------------------------------------
                13d-2(b):
                --------

                Not Applicable

Item 4.         Ownership:
                ---------

                (a)      Amount Beneficially Owned:  None.

                (b)      Percent of Class:  None.

CUSIP No.   294752100             13G            Page    5    of    9    Pages
         ---------------                              -------    -------



                (c) Number of shares as to which such person has:

                    (i)     Sole power to vote or to direct the vote:  None

                    (ii)    Shared power to vote or to direct the vote:  None

                    (iii) Sole power to dispose or to direct the disposition of: None

                    (iv) Shared power to dispose or to direct the disposition of: None

Item 5.         Ownership of Five Percent or Less of Class.
                -------------------------------------------

                             X

Item 6.         Ownership of More than Five Percent on Behalf of Another Person.
                ----------------------------------------------------------------

                Not Applicable

Item 7.         Identification   and  Classification  of  the  Subsidiary  Which
                ----------------------------------------------------------------
                Acquired the Security  Being  Reported on by the Parent  Holding
                ----------------------------------------------------------------
                Company.
                -------

                Not Applicable

Item 8.         Identification and Classification of Members of the Group.
                ---------------------------------------------------------

                Not Applicable

Item 9.         Notice of Dissolution of Group.
                ------------------------------

                Not Applicable

Item 10.        Certification.
                -------------

                Not Applicable

CUSIP No.   294752100             13G            Page    6    of    9    Pages
         ---------------                              -------    -------



                                  SCHEDULE 13G
                                  ------------

(Danbar Resources and Development  Ltd., as parent of Resources  Holdings (Magen
1993) Ltd. and Dan Overseas Ltd.)

Item 1(a).   Name of Issuer:
             --------------

             Equity One, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:
             -----------------------------------------------

             1600 N.E. Miami Gardens Drive, Ste. 200, N. Miami Beach, FL

Item 2(a).   Name of Person Filing:
             ---------------------

             Danbar Resources and Development Ltd., as parent of Dan Overseas Ltd., which holds warrants to purchase up to 293,430 shares of Common Stock of the issuer.

Item 2(b).   Address of Principal Business Office or, if None, Residence:
             -----------------------------------------------------------

             66 Hahistadrut Ave., Haifa, Israel

Item 2(c).   Citizenship:
             -----------

             Israel

Item 2(d).   Title of Class of Securities:
             ----------------------------

             Common Stock

Item 2(e).   CUSIP Number:  294752100
             ------------

Item 3.      If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
             -------------------------------------------------------------------

             Not Applicable

Item 4.      Ownership:
             ---------

             (a)      Amount Beneficially Owned:

                      293,430  shares  of  Common  Stock  ("Common
                      Stock").  This  amount  represents  warrants
                      held  by  Dan  Overseas  Ltd.,  which  is  a
                      subsidiary    of   Danbar    Resources   and
                      Development Ltd.

CUSIP No.   294752100             13G            Page    7    of    9    Pages
         ---------------                              -------    -------



                (b) Percent of Class:  2.79%

                (c) Number of shares as to which such person has:

                    (i)     Sole power to vote or to direct the vote:  None

                    (ii)    Shared power to vote or to direct the vote:  293,430

                    (iii) Sole power to dispose or to direct the disposition of: None

                    (iv) Shared power to dispose or to direct the disposition of: 293,430

Item 5.         Ownership of Five Percent or Less of Class.
                ----------------------------------------------------------------

                             X

Item 6.         Ownership of More than Five Percent on Behalf of Another Person.
                ----------------------------------------------------------------

                Not Applicable

Item 7.         Identification  and   Classification  of  the  Subsidiary  Which
                ----------------------------------------------------------------
                Acquired  the  Security  Being Reported on by the Parent Holding
                ----------------------------------------------------------------
                Company.
                -------

                Not applicable.

Item 8.         Identification and Classification of Members of the Group.
                ---------------------------------------------------------

                Not Applicable

Item 9.         Notice of Dissolution of Group.
                ------------------------------

                Not Applicable

Item 10.        Certification.
                -------------

                Not Applicable

CUSIP No.   294752100             13G            Page    8    of    9    Pages
         ---------------                              -------    -------





                                    SIGNATURE
                                    ---------


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   January 11, 1999


                                       Resources Holdings (Magen 1993) Ltd.


                                       By:  /s/ Yaacov Engel
                                            ------------------------------------
                                            Yaacov Engel

CUSIP No.   294752100             13G            Page    9    of    9    Pages
         ---------------                              -------    -------



                                    SIGNATURE
                                    ---------


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   January 11, 1999


                                        Danbar Resources and Development Ltd.


                                        By: /s/ Yaacov Engel
                                            ------------------------------------
                                             Yaacov Engel